FORM 8-A/A

                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
               PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

                        INTERGRAPH CORPORATION
                        ----------------------
        (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                    63-0573222
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 (State of incorporation or                      (I.R.S. Employer
      organization)                             Identification No.)

Intergraph Corporation, One Madison Industrial Park IW     35894-
2000, Huntsville, Alabama                                   0001
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(Address  of Principal Executive Offices)                (Zip Code)


If this form relates to the        If this form relates to the
registration of a class of         registration of a class of
securities pursuant to Section     securities pursuant to Section
12(b) of the Exchange Act and is   12(g) of the Exchange Act and
effective pursuant to General      is effective pursuant to
Instruction A.(c), please check    General Instruction A.(d),
the following box.                 please check the following
				   box. X
                                       ---

Securities Act registration statement file number to which this form relates:
             --------------- (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:


    Title of Each Class to be        Name of Each Exchange on Which
           Registered                Each Class is to be Registered
    -------------------------        ------------------------------

  Common Stock Purchase Rights             NASDAQ Stock Market




 Securities to be registered pursuant to Section 12(g) of the Act:
                         (Title of class)


This  amendment amends the Company's Form 8-A filed September  9,
1993.


Item 1.   Description of Registrant's Securities to be Registered
          -------------------------------------------------------

      On August 25, 1993, our board of directors approved the adoption of a Rights Agreement (commonly known as a "poison pill"). It was amended on March 16, 1999. On March 4, 2002, our board of directors approved the adoption of a Amended and Restated Rights Agreement. The discussion below describes the Amended and Restated Rights Agreement entered into between us and Computershare Investor Services, LLC, as rights agent, dated as of March 5, 2002, (the "Amended and Restated Rights Agreement") but is not complete, and should be read together with the Amended and Restated Rights Agreement which you may obtain from us free of charge.


Issuance of Rights

      Under the Rights Agreement, we issued one stock purchase right for each share of our common stock, $.10 par value per share, outstanding on September 7, 1993. In addition, one right has or will automatically attach to each share of common stock that we issue between that date and the time that the rights become exercisable. When exercised, each right, as amended, will entitle its holder to purchase from us one share of our common stock, $.10 par value per share, at an exercise price of $65.00 per unit, subject to adjustment.


Initial Exercise of Rights

      The rights initially will not be exercisable. Instead, the rights will be attached to and trade with all shares of our common stock outstanding as of, and issued after, September 7, 1993. The rights will separate from the common stock and will become exercisable upon the earlier of the following events (the "distribution date"):

     o The close of business on the tenth business day (or later day as our board of directors may determine) following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% (or 10% in the case of an "Adverse Person", as determined by our board of directors) or more of our shares of common stock then outstanding (an "Acquiring Person"); or

     o The close of business on the tenth business day (or some later day as our board of directors may determine) following the commencement of a tender offer or exchange offer that could result in a person or group becoming the beneficial owner of 15% or more of our shares of common stock then outstanding.


    The rights will expire at the close of business on March 5, 2012, unless we redeem or exchange the rights as described below.



Evidence of Rights

     Until the rights become exercisable:

     o The rights will be evidenced by and transferred with our common stock certificates; and

     o New common stock certificates issued after March 5, 2002 will contain a notation incorporating the Amended and Restated Rights Agreement by reference; and

     o Any surrender for transfer of any certificates for our common stock will also constitute the transfer of the rights associated with the common stock represented by those certificates.

      As soon as practicable after the rights become exercisable, we will mail out rights certificates to the holders of our common stock who are eligible to receive rights. After we mail them out, the separate rights certificates alone will represent the rights.


Exercise After Someone Becomes an Acquiring Person

      After public announcement that a person has become an Acquiring Person, each holder of a right will have the right to receive upon exercise of the rights that number of shares of common stock (or in our board's discretion, some other consideration), having a value of two times the then current purchase price of the right. However, this will not apply to an Acquiring Person or their associates or affiliates, whose rights will have become null and void.

      Under certain circumstances, each holder of a right will have the right to receive, upon exercise of the rights, common stock of a company acquiring us, having a value equal to two times the then current purchase price of the right. Each holder of a right will receive the right contemplated by this paragraph in the event that, at any time on or after the date it is publicly announced that a person has become an Acquiring Person:

     o We consolidate with, or merge with and into, any other person, and we are not the continuing or surviving corporation; or

     o Any person consolidates with us, or merges with us and we are the continuing or surviving corporation of that merger and, in connection with that merger, all or part of the shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

     o We sell or transfer 50% or more of our assets or earning power.

      The holder of a right will continue to have this right whether or not that holder has previously exercised its right in accordance with the first paragraph of this subsection. Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Amended and Restated Rights Agreement) become null and void.


Exchange

      At any time after a person becomes an Acquiring Person, we may exchange all or part of the outstanding and exercisable rights for shares of our common stock at an exchange ratio specified in the Amended and Restated Rights Agreement. We generally may not make an exchange after any person becomes the beneficial owner of 50% or more of our common stock.


Adjustment

      The purchase price and the number of shares of common stock or other securities or property issuable upon exercise of the rights is subject to adjustment from time to time to prevent certain types of dilution. With certain exceptions, the purchase price of the rights will not be adjusted until cumulative adjustments amount to at least 1% of the purchase price. We are not obligated to issue fractional units or shares of common stock. If we decide not to issue fractional units or shares, we will make an adjustment in cash based on the fair market value of a unit or share on the last trading date prior to the date of exercise.


Redemption

      We may redeem the rights in whole, but not in part, at a price of $0.01 per right (payable in cash, stock or other consideration that we deem appropriate). However, we may only redeem the rights until the earlier of ten days after someone becomes an Acquiring Person or March 5, 2012.

     Once redeemed, the rights will terminate immediately and the only right of the holders of the rights will be to receive the redemption price.


Amendment of Amended and Restated Rights Agreement

      We may amend the Amended and Restated Rights Agreement without the approval of the holders of our common stock until the distribution date. After the distribution date, we will only be able to amend the Amended and Restated Rights Agreement in order to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of rights holders excluding the interests of an Acquiring Person or their associates or affiliates. We may only amend the time period governing redemption of the rights if the rights are presently redeemable.


Other

      The holder of a right will not, solely by virtue of having such right, have any shareholder rights until the right is exercised. This means, for example, that until it is exercised, a right will not entitle its holder to vote or receive dividends as one of our shareholders. The distribution of the rights will not be taxable to shareholders or to us. However, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for units of common stock, other consideration or for common stock of an acquiring company.

      The discussion above describes the rights and the Amended and Restated Rights Agreement, but is not complete, and should be read together with the Amended and Restated Rights Agreement which you may obtain from us upon request.

      As of February, 2002, 50,005,886 shares of our common stock were issued and outstanding. As long as the rights are attached to our common stock, we will issue one right for each share of our common stock issued between September 7, 1993 and the distribution date.

      The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by a majority of our board of directors unless the offer is conditioned on a substantial number of rights being acquired. However, the rights should not interfere with any merger or other business combination approved by our board of directors since the rights may be redeemed by us at $0.01 per right at any time on or prior to the tenth day following the announcement that someone has become an Acquiring Person. Thus, the rights are intended to encourage persons who may seek to acquire control of us to initiate such an acquisition through negotiations with our board of directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our
equity  securities or seeking to obtain control of  us.   To  the
extent any potential acquirers are deterred by the rights, the rights may have the effect of preserving incumbent management in office.

      The Amended and Restated Rights Agreement between the Company and the rights agent specifying the terms of the rights, which includes as Exhibit A the form of rights certificate and as Exhibit B the summary of rights, is filed as Exhibit 4 to our Current Report on Form 8-K filed with the SEC on March 8, 2002, and is incorporated herein by reference. The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to such Exhibit.



Item 2.   Exhibits
          --------

               1. Amended and Restated Rights Agreement, dated March 5, 2002, between Intergraph Corporation and Computershare Investor Services, LLC, including the Form of Rights Certificate (Exhibit
               A) and the Form of Summary of Rights (Exhibit B) is incorporated herein by reference to Exhibit 4 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2002.



                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                   INTERGRAPH CORPORATION


                                   By:/s/ Larry J. Laster
                                      -------------------
                                   Name: Larry J. Laster
                                        -----------------
                                   Title: Director, Executive
                                          Vice President, and
					  Chief Financial Officer


Dated: March 8, 2002



                          EXHIBIT INDEX
                          -------------

1. Amended and Restated Rights Agreement, dated March 5, 2002, between Intergraph Corporation and Computershare Investor Services, LLC, including the Form of Rights Certificate (Exhibit A) and the Form of Summary of Rights (Exhibit B) is incorporated herein by reference to Exhibit 4 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2002.